Exhibit 99.1

NEWS RELEASE

Contacts:

Anika Therapeutics, Inc.

PondelWilkinson

Charles H. Sherwood, Ph.D.	Susan Klein (508) 358-4315
Chief Executive Officer	Rob Whetstone (310) 279-5963
(781) 932-6616 x205

ANIKA THERAPEUTICS REPORTS 19% INCREASE IN
FIRST QUARTER REVENUE

WOBURN, Mass. – April 27, 2005 – Anika Therapeutics, Inc. (NASDAQ:ANIK) today reported financial results for the first quarter ended March 31, 2005.

Total revenue for the first quarter of fiscal 2005 increased 19% to $7,291,000 from $6,141,000 for the comparable period last year.  Product revenue for the first quarter increased 2% to $5,677,000 compared with $5,569,000 for the same period last year.  Revenue from OrthoVisc®, Anika’s osteoarthritis product, increased 6% on a quarter-over-quarter basis, amounting to $2,401,000, or 42% of the company’s product sales.  Ophthalmic product sales for the most recent quarter increased 17% over the prior year’s quarter to $2,769,000, accounting for 49% of total product sales.  Hyvisc® sales were down 45% compared with the first quarter of 2004 and represented 9% of product sales for the period.

For the first quarter, Anika reported net income of $1,202,000, or $.10 per diluted share, compared with net income of $7,786,000, or $.69 per diluted share, for the first quarter of 2004, which included a one-time deferred income tax benefit of $7,039,000, equal to $.62 per diluted share.

Charles H. Sherwood, Ph.D., Anika’s president and chief executive officer, said he was encouraged by OrthoVisc sales, particularly in Turkey and Canada, and noted that sales for the prior-year period included initial stocking order shipments to support the U.S. OrthoVisc launch in March 2004.  “We are extremely pleased with international sales growth.”

“We expect to report increased revenues of ophthalmic products to Bausch & Lomb during the first three quarters of the year due to our new contract which eliminates deferred revenue provisions under the prior agreement,” Sherwood said.  Sales of Hyvisc®, Anika’s veterinary product, were off for the first quarter due to the timing of orders, he added.

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Product gross margin for the first quarter was down to 47.3% from 51.1% for the prior year’s quarter primarily due to manufacturing activities implemented to meet unanticipated strong demand internationally for OrthoVisc product.  Sherwood said he expects the company to resume margin growth in ensuing quarters, assuming no other unanticipated developments.

Research and development expenses for the first quarter increased 32% to $1,199,000 compared with first-quarter 2004 expenses of $907,000.  The increase was primarily due to costs associated with the ongoing clinical trial for the company’s cosmetic tissue augmentation (CTA) therapy.  These costs were offset by reimbursement from the Ortho Neutrogena Division of Ortho-McNeil Pharmaceutical, Inc., Anika’s commercial development partner for CTA, and were recorded as contract revenue in the amount of $918,000.

Selling, general and administrative (SG&A) expenses for the first quarter were $1,292,000, essentially flat with SG&A costs for the first quarter of 2004.

Cash, cash equivalents and marketable securities at March 31, 2005 totaled $40,337,000 compared with cash and cash equivalents of $39,339,000 at December 31, 2004.  The company continues to have no long-term debt.

Conference Call Information

The company will hold a conference call to review its financial results on Thursday, April 28, 2005 at 10:00 a.m. EDT.  To listen to the conference call, dial 706-634-1550 approximately 10 minutes before the starting time and reference Anika Therapeutics.  In addition, the conference call will be available to interested parties through a live audio Internet broadcast at http://www.anikatherapeutics.com/newset.htm.  The call will be archived and accessible on the same Web site for one year shortly after the completion of the call.

About Anika Therapeutics, Inc.

Headquartered in Woburn, Mass., Anika Therapeutics, Inc. (www.anikatherapeutics.com) develops, manufactures and commercializes therapeutic products and devices intended to promote the repair, protection and healing of bone, cartilage and soft tissue.  These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body.  Anika products include OrthoVisc®, a treatment for osteoarthritis of the knee available internationally and marketed in the U.S. by Ortho Biotech Products, L.P., and Hyvisc®, a treatment for equine osteoarthritis marketed in the U.S. by Boehringer Ingelheim Vetmedica, Inc.  Anika manufactures Amvisc™ and Amvisc Plus™, HA viscoelastic products for ophthalmic surgery.  It also produces CoEase™, which is marketed by Advanced Medical Optics, Inc., STAARVISC™-II distributed by STAAR Surgical Company and Shellgel™ for Cytosol Ophthalmics, Inc.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements that may be identified by words such as “expectations,” “remains,” “focus,” “expected,” “prospective,” “expanding,” “building,” “continue,” “progress,” “efforts,” “hope,” “believe,” “objectives,” “opportunities,” “will,” “seek,” and other expressions which are predictions of or indicate future events and trends and which do not constitute historical matters identify forward-looking statements.  These statements also include statements regarding: (i) the Company’s efforts and expectations in entering into long-term arrangements to market and distribute ophthalmic and osteoarthritis products, (ii) the level of the Company’s revenue or sales in particular geographic areas and/or for particular products, (iii) the market share of any of the Company’s products, (iv) expectations regarding future results of operations, including the Company’s expectations regarding cash utilization and margin growth, (v) the Company’s intention to strengthen, expand and grow its ophthalmic franchise and the growth of the Company’s ophthalmic business, (vi) the Company’s expectations of the size of the United States and European markets, for osteoarthritis of the knee, (vii) the Company’s objectives towards increasing market share for ORTHOVISC® in international and domestic markets or otherwise penetrate growing markets for osteoarthritis of the knee, (viii) the Company’s corporate objectives and research and development and collaboration opportunities, including, without limitation, intended preclinical development of potential cosmetic tissue augmentation products and commencement of INCERT® clinical trials, and (ix) the Company’s plans for augmenting its infrastructure.  These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks, uncertainties and other factors.  The Company’s actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including: (i) the Company’s ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain clinical data to support a pre-market approval application and/or FDA approval, and/or receive FDA or other regulatory approvals of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials; (ii) the success of the Company’s efforts to improve the financial performance of its core business; (iii) the Company’s research and product development efforts and their relative success, including whether the Company has any meaningful sales of any new products resulting from such efforts; (iv) the cost effectiveness and efficiency of our manufacturing operations and production planning; (v) the strength of the Turkish, German, Canadian, Middle Eastern and French economies, in general and other economies in which the Company operates or will be operating, as well as the political stability of any of those geographic areas or (vi) future determinations by the Company to allocate resources to products and in directions not presently contemplated.  Any delay in receiving any regulatory approvals may adversely affect the Company’s competitive position.  Even if regulatory approvals are obtained, there is a risk that meaningful sales of the products may not be achieved.  There is also a risk that (i) the Company’s existing distributors or customers will not continue to place orders at historical levels or that any of them will seek to modify or terminate existing arrangements, (ii) the Company’s efforts to enter into long-term marketing and distribution arrangements will not be successful, (iii) new distribution arrangements, including the agreement with Ortho Biotech Products, L.P. pertaining to ORTHOVISC®, will not result in meaningful sales of the Company’s products, (iv) the Company will be unable to achieve performance and sales threshold milestones in its distribution agreements, (v) competitive products will adversely impact the Company’s product sales, (vi) the estimated size(s) of the markets which the Company has targeted its products will fail to be achieved, or (vii) increased sales of the Company’s products, including HYVISC®, ORTHOVISC®, or its ophthalmic products, will not continue or sales will decrease or not reach historical sales levels, or even if such increases occur that such increases will improve gross margins, any of which may have a material adverse effect on the Company’s business and operations.  Certain other factors that might cause the Company’s actual results to differ materially from those in the forward-looking statements include those set forth under the headings “Business,” “Risk Factors and Certain Factors Affecting Future Operating Results” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in each of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004 and Current Reports on Form 8-K, as well as those described in the Company’s other press releases and SEC filings.

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Anika Therapeutics, Inc. and Subsidiaries

Consolidated Statements of Operations

	Quarter Ended March 31,
	2005	2004

Product revenue	$5,677,000	$5,569,000
Licensing, milestone and contract revenue	1,614,000	572,000
Total revenue	7,291,000	6,141,000
Cost of product revenue	2,994,000	2,721,000
Gross profit	4,297,000	3,420,000
Operating expenses:
Research and development	1,199,000	907,000
Selling, general and administrative	1,292,000	1,308,000
Total operating expenses	2,491,000	2,215,000
Income from operations	1,806,000	1,205,000
Interest income	212,000	46,000
Income before income taxes	2,018,000	1,251,000
Income tax expense (benefit)
Provision for income taxes	816,000	504,000
Benefit from release of valuation allowance	—	(7,039,000)
Net income	$1,202,000	$7,786,000
Basic net income per share	$0.12	$0.78
Basic shares outstanding	10,269,389	9,987,410

Diluted net income per share	$0.10	$0.69
Diluted shares outstanding	11,468,868	11,257,264

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$40,337,000	$39,339,000
Accounts receivable, net	2,558,000	2,354,000
Inventories	3,764,000	4,227,000
Current portion deferred income taxes	1,824,000	1,824,000
Prepaid expenses and other current assets	578,000	1,339,000
Total current assets	49,061,000	49,083,000
Property and equipment	10,414,000	10,349,000
Less accumulated depreciation	(9,502,000)	(9,394,000)
Net property and equipment	912,000	955,000
Long-term deposits	143,000	143,000
Deferred income taxes	9,357,000	9,357,000
Total assets	$59,473,000	$59,538,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$786,000	$791,000
Other accrued expenses	1,586,000	2,041,000
Deferred revenue	3,792,000	4,116,000
Total current liabilities	6,164,000	6,948,000

Long-term deferred revenue	21,472,000	22,227,000

Stockholders’ equity:
Common stock	103,000	103,000
Additional paid-in capital	32,911,000	32,639,000
Accumulated deficit	(1,177,000)	(2,379,000)
Total stockholders’ equity	31,837,000	30,363,000
Total liabilities and stockholders’ equity	$59,473,000	$59,538,000